Exhibit 99

News
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PPG provides update on third quarter 2018 financial results

PITTSBURGH, October 8, 2018 - PPG (NYSE:PPG) today announced that its third quarter 2018 reported earnings per diluted share from continuing operations are expected to be in the range of $1.47 to $1.51 and adjusted earnings per diluted share from continuing operations are expected to be in the range of $1.41 to $1.45. Net sales for the third quarter 2018 are expected to be approximately $3.8 billion. Third quarter 2017 net sales were $3.8 billion and reported and adjusted earnings per diluted share from continuing operations were $1.52. The adjusted tax rate for the third quarter 2018 is expected to be in the range of 20 to 21 percent.

“In the third quarter, we continued to experience significant raw material and elevating logistics cost inflation, including the effects from higher epoxy resin and increasing oil prices,” said Michael McGarry, PPG chairman and chief executive officer. “These inflationary impacts increased during the quarter and, as a result, we experienced the highest level of cost inflation since the cycle began two years ago.

“Also, during the quarter, we saw overall demand in China soften, and we experienced weaker automotive refinish sales as several of our U.S. and European customers are carrying high inventory levels due to lower end-use market demand,” McGarry added. “Finally, the impact from weakening foreign currencies, primarily in emerging regions, has resulted in a year-over-year decrease in income of about $15 million. This lower demand, coupled with the currency effects, was impactful to our year-over-year earnings and is expected to continue for the balance of the year.

“We are disappointed with the third quarter earnings results. We continue to work proactively with our customers on higher selling prices to reflect the value of the products we sell and recover margins which have been negatively impacted by the raw material inflationary environment in all of our businesses. We will continue to aggressively manage our costs including accelerating restructuring activities wherever possible.”

Commenting more broadly on business trends for the third quarter, McGarry said, “We expect sales volume growth of about 2 percent, excluding the unfavorable impact from the previously announced customer assortment changes in the U.S. architectural coatings business. In addition, we expect higher selling prices sequentially versus the second quarter.

“We are anticipating continued raw material cost inflation in the fourth quarter, but at a more modest year-over-year rate given the inflation spike that occurred in the fourth quarter 2017. Improving our segment operating margins remains a priority, and we expect margins to be comparable versus the fourth quarter 2017 in aggregate. We currently expect fourth quarter earnings per diluted share to be in the range of $1.03 to $1.13, with the wide range primarily due to finalizing our full year tax rate. We remain committed to earnings-accretive cash deployment and expect to deploy approximately $1 billion on either acquisitions or share repurchases during the fourth quarter,” McGarry concluded.

PPG will announce its third quarter 2018 financial results in detail on Thursday, Oct. 18 and conduct a teleconference at 2:00 p.m. Eastern Time.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.7 billion in 2017. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Forward-Looking Statements
Statements continued herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. Such factors also include risks related to the impact of the restatement disclosed in our amended 2017 Annual Report on Form 10-K/A, including the impact on PPG’s reputation and commercial contracts, our ability to successfully remediate the material weakness in our internal control over financial reporting disclosed in our amended Annual Report on Form 10-K/A within the time periods and in the manner currently anticipated, the effectiveness of our internal control over financial reporting, including the identification of additional control deficiencies and further expenditures related to our restatement. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our amended Annual Report on Form 10-K/A are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of October 8, 2018, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations and PPG’s effective tax rate from continuing operations adjusted for certain charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations and the effective tax rate from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and should not be considered a substitute for earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations and the adjusted effective tax rate from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share

	Third Quarter 2018 EPS Range		Third Quarter 2017
	Low	High	EPS
Reported net income from continuing operations, net of income tax (attributable to PPG)	$1.47	$1.51	$1.52
Costs related to customer assortment change	0.01	0.01	—
Release of business restructuring	(0.04)	(0.04)	—
Accelerated depreciation from restructuring actions	0.01	0.01	—
Accounting investigation costs	0.01	0.01	—
Tax benefit related to U.S. Tax Cuts and Jobs Act	(0.05)	(0.05)	—
Adjusted net income from continuing operations, excluding nonrecurring items	$1.41	$1.45	$1.52